As Filed Pursuant to Rule 424(b)(7)
Registration No. 333-138930

PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus dated February 14, 2007)

Five Star Quality Care, Inc.

$126,500,000 Aggregate Principal Amount of
3.75% Convertible Senior Notes due 2026
and
Shares of Common Stock
Issuable Upon Conversion of the Notes

This prospectus supplement supplements information contained in the prospectus dated February 14, 2007 covering resales by selling securityholders of our 3.75% Convertible Senior Notes due 2026, or the notes, and shares of our common stock, or common shares, issuable upon conversion of the notes. This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement is incorporated by reference into the prospectus and should be read in conjunction with the prospectus. The terms of the notes and the common shares are set forth in the prospectus.

Investing in the notes and the common shares into which the notes are convertible involves risks.  See “Risk Factors” beginning on page 5 of the prospectus and the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful and complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 9, 2007.

Selling Securityholders

The following information supplements and updates the table of selling securityholders contained on pages 65 through 71 of the prospectus, as such table has been previously supplemented and updated by previous prospectus supplements. Where the name of a selling securityholder identified in the table below also appears in the table in the prospectus, or an earlier prospectus supplement, the information set forth in the table below regarding that selling securityholder supersedes and replaces the information regarding such selling securityholder in the prospectus or such earlier prospectus supplement.

The information below, which has been prepared based on information furnished to us by or on behalf of the selling securityholders named therein, sets forth the name of each selling securityholder, the principal amount of notes that each selling securityholder owns and may offer pursuant to the prospectus, as amended or supplemented, and the number of common shares into which those notes are convertible.  Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding common shares.

We have prepared the table below based on information received from the selling securityholders on or prior to April 9, 2007.  However, any or all of the notes or common shares listed below may be offered for sale pursuant to the prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of notes or number of common shares that will be held by the selling securityholders upon consummation of any sales.  In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, some or all of their notes since the date as of which the information in the table is presented.

Information about the selling securityholders may change over time, and we may not be made aware of changes in the ownership of our notes. Any changed information that is provided to us by selling securityholders will be set forth in additional prospectus supplements to the prospectus.

Name	Principal Amount of Notes Beneficially Owned Prior to the Offering	Principal Amount of Notes Being Offered Hereby	Principal Amount (and Percentage) of Notes to be Owned After Completion of the Offering(1)	Number of Common Shares Beneficially Owned Prior to the Offering	Number of Common Shares Being Offered Hereby(2)	Number of Common Shares to be Owned After Completion of the Offering	Percentage of Common Shares Outstanding(1)
Deutsche Bank Securities, Inc. (3)	$6,500,000	$6,500,000	0	0	500,000	0	0

(1)	Assumes the sale of all securities offered hereby (and only the securities offered hereby) on behalf of each holder by each such holder.

(2)
Represents common shares issuable upon conversion of our 3.75% Convertible Senior Notes due 2026 at an initial conversion rate of 76.9231 common shares per $1,000 principal amount of notes (subject to adjustment under certain circumstances).

(3)
The selling securityholder has disclosed that it is a registered broker-dealer.   Therefore, it is deemed to be, under interpretations of the Securities and Exchange Commission, an "underwriter" within the meaning of the Securities Act of 1933, as amended.  Any profits realized by this selling securityholder may be deemed to be underwriting commissions.  This selling securityholder has represented that it acquired its securities in the ordinary course of business, and, at the time of the acquisition of the securities, had no agreements or understandings to distribute the securities. Jennifer Aurbach has voting and investment control over the securities beneficially owned by Deutsche Bank Securities, Inc.